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                                                                    Exhibit 21
                  KMART CORPORATION AND SUBSIDIARY COMPANIES
                           SIGNIFICANT SUBSIDIARIES



The Registrant has no parent but had the following significant subsidiaries as of January 31, 1996:


Name                              Jurisdiction of Incorporation   Percentage of Voting Securities Held
- -------------------------------   -----------------------------   ------------------------------------
Kmart Canada Limited              Dominion of Canada              100%
Kmart CR a.s.                     Czech Republic                  100%
Kmart SR a.s.                     Slovak Republic                 100%
Builders Square, Inc.             Delaware                        100%
Kmart Mexico S.A. de C.V.         Mexico                          50%
Kmart Metro (Private) Limited     Singapore                       50.1%

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